Exhibit 99.2

For immediate release

October 4, 2018

AtriCure Announces Pricing of Public Offering of Common Stock

MASON, Ohio, October 4, 2018 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced the pricing of its underwritten offering of 2.5 million shares of its common stock at a price to the public of $30.75 per share pursuant to its existing shelf registration statement. Net proceeds to AtriCure from the offering are expected to be approximately $72 million, after deducting underwriting discounts and commissions and estimated offering expenses. AtriCure has granted to the underwriters of the offering a 30-day option to purchase up to an additional 375,000 shares of common stock on the same terms and conditions. The offering is expected to close on October 10, 2018, subject to customary closing conditions. AtriCure intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include repayment of debt, the possible pursuit of strategic acquisitions, and other potential corporate or market development activities.

J.P. Morgan and Piper Jaffray & Co. are acting as joint book-running managers for the offering. Canaccord Genuity LLC, Leerink Partners, and Stifel, Nicolaus & Company, Incorporated are acting as co-managers.

A shelf registration statement on Form S-3 relating to the common stock offered in the underwritten offering described above was declared effective by the Securities and Exchange Commission (SEC) on June 24, 2016. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement will be filed with the SEC. Copies of the preliminary prospectus supplement and accompanying prospectus, and when available, copies of the final prospectus supplement and the accompanying prospectus, may also be obtained by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by phone at 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 150,000 implanted to date.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements relating to AtriCure’s expectations regarding the completion, timing and size of the proposed public offering and use of proceeds. These statements are subject to significant risks and uncertainties; actual results could differ materially from those projected and AtriCure cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that AtriCure will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to AtriCure and its business can be found in AtriCure’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC which contain risk factors. Risk factors are also contained in the preliminary prospectus supplement filed with the SEC with respect to the offering on October 3, 2018 and will be contained in the final prospectus supplement to be filed with the SEC with respect to the offering. AtriCure undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in AtriCure’s expectations or otherwise.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com